EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 28th day of April 2017 (the “Agreement Date”), by and between Great Lakes Dredge & Dock Corporation (the “Corporation”), with and on behalf of its wholly-owned subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD LLC”) (together, the “Company”), and Lasse Petterson (“Executive”).

Article I
EMPLOYMENT SERVICES

1.1Term of Employment.  Executive’s employment under this Agreement shall commence on the date he obtains U.S. citizenship (“Start Date”) and continue until the fourth (4th) annual anniversary of such date, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”).  The Employment Term shall be extended automatically for successive two (2) year periods unless, at least ninety (90) days prior to expiration of the Employment Term, either party gives written notice to the other party that they do not wish to renew the Agreement (each two (2) year extension and the Initial Employment Term to be, collectively, the “Employment Term”).  The last day of employment for which Executive is compensated as an active employee of the Company shall be referred to as the “Termination Date.”

1.2Position and Duties.  During the Employment Term, Executive shall hold the position of Chief Executive Officer and shall report to the Corporation’s Board of Directors (“Board”).  Executive shall perform such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Board from time to time.  Executive shall devote Executive’s full business time, attention, skill, and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal and businesslike manner so as to advance the best interests of the Company.  Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.  Executive’s office will be at the principal executive offices of the Company in Oak Brook, Illinois, and Executive will be expected to conduct Executive’s activities from such office other than when traveling on behalf of the Company.  Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement.  Executive shall not become involved in the management of any corporation, partnership or other entity, including serving on the board of directors of any publicly traded company, without the written consent of the Board. Following one (1) year of continuous service as Chief Executive Officer, Executive shall be permitted to serve on the board of directors of one (1) external company, subject to the written consent of the Board.

1.3Service on Board.  The Company may require Executive to serve without additional compensation as a member of the Board or as an officer or director of any of the Corporation’s subsidiaries.  Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

Article II
COMPENSATION

2.1Base Salary.  The Company shall pay Executive an annual base salary of Seven Hundred Thousand Dollars ($700,000) (“Base Salary”), payable in accordance with the general payroll practices of the Company.  The Board will review Executive’s performance and Base Salary annually and may, in its sole discretion, increase Executive’s Base Salary, or decrease it by up to ten percent (10%) if there is a similar salary reduction affecting substantially all executive or managerial employees of the Company.

2.2Incentive Compensation.  Executive will be eligible to participate in certain annual performance bonus plans and long-term incentive plans established and maintained by the Company for its senior executive officers, including, but not limited to, the Key Executive Performance Bonus Program or such similar or successor plans as the Company may establish.  The target annual incentive compensation Executive may earn each year is equal to ninety percent (90%) of Executive’s Base Salary based on a full year’s participation with an upper limit of two hundred percent (200%) of Executive’s target, unless such amount is adjusted by the Compensation Committee of the Board (“Compensation Committee”) in its sole discretion, and may be paid in cash, shares of the Corporation’s common stock, or any combination thereof.  Such bonus will be paid in accordance with the Company’s standard practice, but in any event no later than two and one-half (2.5) months after the end of the calendar year in which Executive earns such bonus.

For fiscal year 2017 only, Executive shall be guaranteed a minimum bonus of seventy-five percent (75%) of target and a maximum of one hundred percent (100%) of target, prorated for the number of days employed as Chief Executive Officer in fiscal year 2017.

2.3Equity Compensation.  Executive will be eligible to participate in certain equity-based compensation plans established or maintained by the Company for its senior executive officers, including but not limited to the Company’s 2007 Long-Term Incentive Plan and any successor thereto.  Executive’s target long-term incentive (“LTI”) grant amount for 2017 shall be Eight Hundred Seventy Thousand Dollars ($870,000), and thereafter shall be set by the Compensation Committee in concert with the Board.  For fiscal year 2017, Executive shall be granted the target LTI amount.  In addition, Executive shall be eligible to receive the following equity incentives on the six (6) month anniversary of the Start Date:

(a)First Sign-On LTI Bonus.  Executive shall receive an equity grant of Two Hundred Fifty Thousand Dollars ($250,000) of the Corporation’s restricted stock if Executive has purchased Two Hundred Fifty Thousand Dollars ($250,000) of the Corporation’s common stock on the open market before the six (6) month anniversary of the Start Date (“First Sign-On LTI Bonus”).

(b)Second Sign-On LTI Bonus.  Executive shall receive a second equity grant of Two Hundred Fifty Thousand Dollars ($250,000) of the Corporation’s restricted stock if Executive has purchased an additional Five Hundred Thousand Dollars  ($500,000) of the Corporation’s common stock on the open market before the six (6) month anniversary of the Start Date (“Second Sign-On LTI Bonus”).

The First and Second LTI Sign-On Bonus grants shall be evidenced by and subject to the terms of the Company’s form equity grant agreements.  The First and Second LTI Sign-On Bonus grants will cliff-vest under the following conditions: fifty percent (50%) vesting after twelve (12) months of continuous employment as Chief Executive Officer from the grant date; and fifty percent (50%) vesting after eighteen (18) months of continuous employment as Chief Executive Officer from the grant date.  If Executive does not purchase the relevant open market Corporation common stock before the six (6) month anniversary of the Start Date, the Executive will not receive the respective LTI Sign-On Bonus.  The foregoing purchases and grants shall be subject to applicable insider trading restrictions and regulations, and deadlines for such purchases and grants may be extended in order to comply with such restrictions and regulations.  Any Sign-On LTI Bonus shall vest in full following Executive’s involuntary termination without Cause or for Good Reason (each as defined in Section 3.3).

2.4Employee Benefit Plans.  Executive will be eligible to participate in any certain employee benefit plans offered by the Company to its other senior executive officers, including, without limitation, the Company’s Supplemental Savings Plan (or any successor thereto), medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to unilaterally modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

2.5Vacation.  Executive will be entitled to four (4) weeks of paid vacation per calendar year, subject to the Company’s vacation policy as in effect from time-to-time.  The Company may, at its discretion, increase (but not decrease) Executive’s vacation entitlement.

2.6Business Expenses.  The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

2.7Residency.  Executive shall be required to maintain Executive’s permanent and primary residence within twenty-five (25) miles of the Company’s offices in Oak Brook, Illinois (“Residency Zone”).  If Executive does not maintain his permanent and primary residence in the Residency Zone on the Start Date, Executive shall have ninety (90) days from the Start Date during which to relocate Executive’s permanent and primary residence to the Residency Zone.  In such case, the Company will contract with a moving service to provide relocation assistance and shipment of household effects (“Moving Assistance”).  The Company shall directly pay or reimburse Executive for all expenses reasonably related to the sale of his current primary residence, including real estate commission, appraisal, reasonable attorney’s fees, real estate transfer taxes, and title survey costs (“Relocation Reimbursement”).  The amounts payable by the Company for Moving Assistance and Relocation Reimbursement shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  To the extent the foregoing Moving Assistance and Relocation Reimbursement is taxable to Executive under the laws of the United States, the Company shall reimburse Executive for such additional taxes incurred (including any taxes on such reimbursement for additional taxes).  All reimbursements shall be paid to

Executive within thirty (30) days of Executive providing the Company appropriate documentation of such expenses and taxes, as applicable, but in no event shall Executive be reimbursed later than the end of the calendar year in which the expenses and taxes were incurred.  In addition, the Company shall pay to Executive a one-time miscellaneous relocation benefit of Forty Thousand Dollars ($40,000), payable within thirty (30) days of the effective date of Executive’s relocation to the Residency Zone, which shall not be grossed up for taxes. In the event that Executive chooses to terminate his employment with the Company prior to twenty-four (24) months from the Start Date (other than voluntary resignation by Executive for Good Reason as described in Section 3.3), Executive shall repay to the Company all amounts paid to Executive under this Section 2.7, to the maximum extent permitted by applicable law.

Article III
TERMINATION OF EMPLOYMENT

3.1Voluntary Resignation. Executive may terminate Executive’s employment for any reason by giving the Company ninety (90) days’ prior written notice of a voluntary resignation (“Resignation Date”).  Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date.  Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date.

3.2Termination by Company with Cause.  The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future Termination Date.  In the event of a termination for Cause, the Company shall pay Executive his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date.  Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Termination Date.

For purposes of this Agreement, “Cause,” means: (a) Executive materially breaches Executive’s obligations under this Agreement or an established policy of the Company and continues such breach after having been given notice of the acts or omissions constituting Cause under this subparagraph (a) and an opportunity to cure such breach within thirty (30) days following receipt of such written notice; provided, however, if the Board in its reasonable judgment determines that a cure is not feasible, Executive shall have no notice or cure rights before this Agreement is terminated for Cause under this subparagraph (a); (b) Executive commits an act constituting a felony or engages in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) Executive fails, refuses or is unable to perform (for any reason other than a qualified disability under the Company’s long-term disability plan), or habitually neglects, Executive’s duties and responsibilities hereunder, and continues such failure, refusal, inability or neglect after having been given written notice of the acts or omissions constituting Cause under this subparagraph (c) and an opportunity to cure such acts or omissions within thirty (30) days following receipt of such written notice; (d) Executive commits an act of material dishonesty, misconduct or fraud in connection with Executive’s job duties, or otherwise violates a fiduciary duty to the Company; or (e) Executive fails to reasonably cooperate with any audit or investigation involving the Company or its business practices and continues such failure after having been given written notice of the acts or omissions constituting Cause under this subparagraph (e) and an opportunity to cure such acts or omissions within thirty (30) days following receipt of such written notice.

3.3Termination by Company without Cause or by Executive for Good Reason. The Company may, at its sole discretion, terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future Termination Date.  Likewise, Executive may voluntarily resign employment for “Good Reason,” which, for purposes of this Agreement, shall be defined as the occurrence of any of the following events: (a) a material diminution of Executive’s Base Salary, authority, duties or responsibilities; (b) a restructuring of the management structure of the Company so that Executive is subject to the authority of any officer or employee of the Company other than the Board; (c) a relocation of Executive’s primary place of employment to a location that is more than fifty (50) miles from the Company’s current offices in Oak Brook, Illinois; or (d) any material breach of this Agreement by the Company.  A Good Reason resignation may occur under this Agreement only if (i) such voluntary resignation occurs within one hundred fifty (150) days following the initial occurrence of the event giving rise to Good Reason, (ii) Executive provided written notice of such event to the Board within ninety (90) days of the occurrence thereof, and (iii) the Company failed to cure the event in question within thirty (30) days of receipt of such written notice from Executive.

In the event of a termination without Cause or resignation for Good Reason during the Employment Term, Executive shall receive from the Company his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date, and shall be eligible to receive the benefits described in Sections 3.3(a), (b), (c), and (d) below (collectively, “Severance Pay”), subject to the requirements set forth in Sections 3.7, 3.8, and 3.9.  The period over which the amounts in Section 3.3(a) are payable is referred to as the “Severance Period.”

(a)The Company will provide Executive with a payment equal to the sum of twelve (12) months of Executive’s then-current Base Salary and target annual incentive compensation amount, less applicable withholdings.  This amount will be paid in equal installments on each regularly scheduled payroll pay date during the twelve (12) month period that begins on the first day immediately after the Release Effective Date, as described in Section 3.7.

(b)The pro rata portion of the annual incentive compensation and the Executive’s Supplemental Savings Plan benefits earned through the Termination Date.  Such amount will be paid when all other Company executives receive such payments, but in no event later than March 15 of the year following the Termination Date.

(c)Continued coverage for Executive (and Executive’s spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Termination Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) pursuant to COBRA, during the Severance Period.  During the Severance Period, the Company will reduce Executive’s cash Severance Pay by Executive’s share of the cost of these benefits, which is fixed at the amount Executive had been paying for such coverage on the date immediately prior to the Termination Date.  After the Severance Period, Executive (and Executive’s spouse and eligible dependents, as applicable) may be eligible for continuation coverage under COBRA or other similar state statute at Executive’s sole expense.  Notwithstanding the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage pursuant to COBRA is not permitted.

(d)If Executive has been employed by the Company as its Chief Executive Officer for at least two (2) consecutive years as of the Termination Date, then during the eighteen (18) month period immediately following the Termination Date, the Company shall treat Executive as if he were a continuing employee for purposes of applying the vesting and exercisability provisions of any unvested equity awards held by him on the date immediately prior to the Termination Date.

3.4Change in Control.  If, contemporaneous with or within twenty-four (24) months after a Change in Control (as defined below), the Company terminates Executive’s employment other than for Cause, or if Executive resigns employment for Good Reason during such period, Executive will be eligible to receive, in lieu of those payments provided under Section 3.3, the following plus the other benefits described in this Section 3.4: (a) two (2) times the sum of (i) Executive’s then-current Base Salary plus (ii) the average of Executive’s annual target incentive compensation over the three (3) year period immediately preceding Executive’s termination; and (b) the pro rata portion of the annual incentive compensation and the Supplemental Savings Plan benefits earned through the Termination Date (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.7.  The portion of the Change in Control Payment referenced above in subsection (a) of this Section 3.4 will be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after Executive’s Termination Date (on or after the date of the Change in Control).  The portion of the Change in Control Payment referenced above in subsection (b) of this Section 3.4 will be payable as described in Section 3.3(b).  In addition, Executive will be eligible for the COBRA continuation benefits described in Section 3.3(c) during the twenty-four (24) month period following Executive’s Termination Date under this Section 3.4, with Executive’s share of such benefits to be paid in accordance with a procedure and schedule to be provided to Executive by the Company on or before the time such payments are to be made.  Executive shall also receive full vesting credit, on the date of the applicable Termination Date, for any outstanding unvested equity awards (excluding performance-based equity awards, for which vesting credit may be awarded at the sole discretion of the Company’s Compensation Committee), consistent with and subject to the limitations of Section 3.7.

For purposes of this Agreement, a “Change in Control” of the Corporation will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(i)The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Corporation Voting Securities; or

(ii)Within any twelve (12) month period that includes or is after the Start Date, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)Consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the ‘‘Parent Corporation”), is represented, directly or indirectly by Corporation Voting

Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction.  Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except: (a) passive ownership of less than two percent of the stock of the purchasing company; or (b) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (a) and (b)).

Notwithstanding anything to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5Non-Renewal.

(a)Non-Renewal by Executive.  Executive’s provision of written notice to the Company of Executive’s intent not to renew this Agreement pursuant to Section 1.1, above, shall be deemed a voluntary resignation under Section 3.1, with such resignation to be effective upon the end of the last day of the Employment Term.

(b)Non-Renewal by the Company.  The Company’s provision of written notice to Executive of the Company’s intent not to renew this Agreement pursuant to Section 1.1, above, shall not trigger a termination of Executive’s employment with the

Company.  Rather, in such an event and upon the end of the Employment Term, Executive shall continue as an at-will employee of the Company, subject only to those provisions of this Agreement which, by their terms, extend beyond termination of the Employment Term, and to the vesting provisions of either Section 3.5(i) or 3.5(ii), below, as applicable.  For avoidance of doubt, Executive shall not be entitled to Severance Pay or the Change in Control Payment if this Agreement is not renewed by the Company.

(i)Non-Renewal by the Company During Initial Employment Term.  If the Company elects not to renew the Agreement during the Initial Employment Term, then any unvested equity awards Executive has as of the date on which the Initial Employment Term expires shall continue to vest on the Company’s regular vesting schedule until such time as they are fully vested, irrespective of whether Executive’s employment is subsequently terminated by the Company or by the Executive for any reason.

(ii)Non-Renewal by the Company During Any Renewal Term.  If the Company elects not to renew the Agreement during any renewal term, then any unvested equity awards Executive has as of the date on which the then-current renewal term expires shall continue to vest on the Company’s regular vesting schedule (irrespective of any termination of Executive’s employment) until the earlier to occur of: (x) the date on which all such awards are fully vested; (y) the date on which Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason; or (z) the date on which the Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, if and only if such date occurs more than twelve (12) months immediately following the date on which the most recent renewal term expired.  For avoidance of doubt, if Executive’s employment is terminated without Cause or for Good Reason within the twelve (12) month period immediately following a non-renewal of a renewal term by the Company under this Section 3.5(b)(ii), then subsection (x), above, shall apply with respect to the continued vesting of Executive’s equity awards.

3.6Retirement.  If, after providing services as the Chief Executive Officer of the Company for at least six (6) continuous years, Executive provides the Board with at least twelve (12) months written advance notice of Executive’s intent to retire (a “Retirement”), and remains employed by the Company for at least twelve (12) months after providing such notice (or is terminated by the Company without Cause or resigns for Good Reason within such timeframe), then Executive will receive full vesting of any of his outstanding equity awards as of the Termination Date.  Notwithstanding the foregoing, Executive and the Company agree that Executive shall not be entitled to, and will be ineligible to receive, any new Company equity awards following the date on which the Executive notifies the Board of his Retirement.  This provision shall survive termination of this Agreement for a period of twelve (12) months immediately following a non-renewal of this Agreement pursuant to Section 3.5(b)(ii), above, and, in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the twelve (12) month period immediately following Executive’s notice of Retirement, then notwithstanding anything in this Agreement to the contrary (including, but not limited to, the provisions of Section 3.5(b)(ii), above), Executive shall receive full vesting of any of his outstanding equity awards as of the Termination Date.

3.7Execution of Separation Agreement.  As a condition to receiving the Severance Pay or the Change in Control Payment set forth in Section 3.3 or Section 3.4, respectively, Executive must execute and return to the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the Company.  Executive must deliver the executed separation agreement within twenty-one (21) days after Executive receives the separation agreement from the Company (unless the agreement provides a forty-five (45) day signing window, in which case, the Agreement must be delivered within forty-five (45) days from receipt thereof), but in no event later than sixty (60) days following the Termination Date.  Such release will become effective on the date the revocation period of the ADEA claims release expires without Executive revoking such claims (the “Release Effective Date”).  Any obligation of the Company to provide the Severance Pay or Change in Control Payment shall cease: (a) upon Executive’s death; (b) if Executive materially breached or breaches Executive’s contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the release agreement; or (c) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause, in accordance with the Company’s forfeiture and recoupment policies as set forth in Section 3.11, below.

3.8Section 409A.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement are exempt from or comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.  Further, if any amounts or benefits paid or provided to Executive pursuant to this Agreement upon a termination of Executive’s employment which are payable or to be provided to Executive prior to the date that is six (6) months following the date  of such termination of employment and which would be subject to a penalty under Section 409A if paid at such time because Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of termination, such payment or benefit will be delayed until a date which is the first regular payroll date that occurs following the six month anniversary of the date of Executive’s termination of employment, at which point any such delayed payment or benefit will be provided to Executive or paid to Executive in a lump sum.  For purpose of Section 409A, each installment of Severance Pay under Article III shall be treated as a right to a separate payment.  A termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Company in accordance with Section 409A of the Code.  Under Section 409A, a “separation from service” generally occurs when Executive and the Company reasonably anticipate that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or full period of service if the Executive has provided services for less than 36 months).

3.9Excess Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.9 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 3.9, the reduction shall be made in the following order:  (a) first reducing, if any, those payments or benefits which have a higher Parachute Value than actual present value, (b) then, to the extent necessary, reducing cash payments or benefits; and (c) then, to the extent necessary, reducing those payments or benefits having the next highest ratio of Parachute Value to actual present value of such payments or benefits as of the date of the change of control (as defined under Code Section 280G). For purposes of this Section 3.9, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 3.9, the “Parachute Value” of a payment or benefit means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as valued in accordance with Section 280G of the Code any interpretive guidance thereunder.

3.10Removal from any Boards and Positions.  If Executive’s employment is terminated for any reason under this Agreement, Executive will, immediately upon Executive’s Termination Date, be deemed to have resigned from (a) if a member, the Board as well as the board of directors of any GLDD Entity (as defined below) or any other board to which Executive has been appointed or nominated by or on behalf of the Company, (b) any position with the Company or any GLDD Entity, including, but not limited to, as an officer of the Company or any GLDD Entity, and (c) any fiduciary positions with respect to the Company’s benefit plans.  In addition, and as a condition to receiving the Severance Pay described in Section 3.3 or the Change in Control Payment described in Section 3.4, Executive shall take any and all necessary steps to effectuate Executive’s resignation from such positions.

3.11Recoupment.  All incentive or equity compensation, Severance Pay, and any Change in Control Payment (altogether, the “Subject Compensation”) shall be subject to the terms of the Company’s policy for forfeiture and recovery of overpayments of incentive compensation in certain circumstances, including but not limited to a restatement of reported financial or operating results, fraud, or misconduct, which is in effect from time-to-time, and notwithstanding anything in such a policy to the contrary, all Subject Compensation shall be treated as “Incentive Compensation” for purposes thereof.  Any repayment under this Section 3.11 shall be in addition to any other remedies to which the Company may have under this Agreement or at law.

Article IV
CONFIDENTIALITY AND RESTRICTIVE COVENANTS

4.1Confidential Information. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “GLDD Entity”) that Executive obtained during the course of Executive’s employment by the Company is the property of the Company or such other GLDD Entity.  Executive will never directly or indirectly, disclose, publish or use any Confidential Information of which Executive has become aware, whether or not such information was developed by Executive.  All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other GLDD Entity, in connection with its businesses, including but not limited to:

(a)products or services, unannounced products or services, or product or service development information (or other proprietary product or service information);

(b)fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties, or suppliers, or received from any such person or entity;

(c)accounting or financial records;

(d)strategic business plans;

(e)information system applications or strategies;

(f)customer and vendor lists and employee lists and directories;

(g)marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

(h)accounting and business methods;

(i)legal advice and/or attorney work product;

(j)trade secrets and other proprietary information;

(k)information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

(l)nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of Executive; or (iii) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

4.2Non-Competition.  During the Employment Term and for the eighteen (18) month period following the Termination Date (the “Restricted Period”), Executive will not, on behalf of himself or any other entity, have an ownership interest in or become employed or engaged by, or otherwise participate in or render services to, any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) within the Geographical Area (as defined below) that engages in any dredging or any other business engaged in by the Company, including but not limited to any of the following: geotechnical construction services; construction services such as site clearing, excavation and/or grading; construction and/or installation of subsurface barrier walls and trenches; building demolition; environmental abatement services; lead and/or asbestos removal and remediation; cleaning of industrial premises; hazardous waste removal, disposal, and/or remediation services; pipeline construction and/or maintenance; dam and/or levee rehabilitation; environmental remediation services such as remediation of soil, water and/or sediment; soil stabilization services; non-building demolition services; groundwater recovery and/or treatment, or mold remediation services; provided, however, that this restriction shall not prohibit Executive from passive beneficial ownership of less than three percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market.  For the purpose of this provision, “Geographical Area” means any continent where the Company has conducted operations during the eighteen (18) month period immediately preceding the Termination Date.  Notwithstanding anything in this Article IV to the contrary, Executive may, at any time during the Restricted Period, provide written notice to the Company that (i) describes a particular business or employment opportunity that Executive is interested in pursuing or in which Executive may wish to engage, and (ii) request that the Company agree that the opportunity so described would not violate this Section 4.2.  Within a reasonable time, the Company will send Executive a written response, indicating whether or not the Company consents to Executive engaging in the opportunity described in Executive’s notice.

4.3Non-Solicitation.  During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation, hire or engagement or (b) otherwise interfere with the relationship between any such person and the Company.

4.4Non-Interference with Business Relationships.  During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (a) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the Company that was doing business with the Company during the six month period prior to the solicitation or (b) induce, or attempt to induce, any customer, vendor or agent of the Company to reduce or cease doing business with the Company, or otherwise interfere with the relationship between such entity and the Company.

4.5Equitable Modification.  If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6Remedies.  Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement.  Should Executive breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach.  Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred.  Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond.

Article V
POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all Company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information, and all passwords and/or access codes necessary to access such property or information.

5.2Executive Assistance.  During Executive’s employment with the Company and for a period of twelve (12) months after the termination, for whatever reason, of such employment, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that does not unduly interfere with Executive’s personal and professional affairs that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim or other dispute in which the Company is or may become a party.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2, provided that Executive furnishes the Company with adequate documentary evidence, consistent with Company policy, of such expenses no later than thirty (30) days following the date on which the expense was incurred.  Within thirty (30) days of receiving such evidence, the Company will make any such reimbursement.  Executive acknowledges and agrees that, aside from the expense reimbursement described above, Executive will not be entitled to any additional compensation for the assistance described in this Section 5.2 to the extent that such assistance extends over a period equal to fifteen (15) days or less.  If such assistance extends beyond fifteen (15) days, the Company shall compensate Executive on a prorated basis for all days in which he provides such assistance according to his Base Salary in effect immediately before the Termination Date.

Article VI
MISCELLANEOUS

6.1Notices.  Any and all notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; (c) sent by facsimile transmission or by e-mail (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M. local time in Oak Brook, Illinois, the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Executive:

Lasse Petterson

_____________________

_____________________

Fax: [REDACTED]

Email: [REDACTED]

Telephone: [REDACTED]

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Legal Department

Fax: [REDACTED]

Email: [REDACTED]

Telephone: [REDACTED]

Such notice, consent, document, or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or (or to such other address as the addressed party may have substituted by notice pursuant to this Section 6.1), except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

6.2Company Stock Retention.  Executive shall be subject to the Company’s stock retention guidelines and policies in effect from time-to-time.

6.3Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, or any other amounts due and owing to the Company from Executive.

6.4Successors and Assigns.  This Agreement shall not be assignable by Executive without the Company’s written consent.  The Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, and all references to “Corporation” or “Company” herein shall, as applicable, refer to the entity to which this Agreement has been assigned.

6.5No Waiver.  No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof.  No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chairman or Lead Director of the Company’s Board.  Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6Severability; Survivability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law.  Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.  The Company’s obligations in Sections 3.5 and 3.6 shall survive termination of this Agreement as provided therein.

6.7Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.

6.8Governing Law; Consent to Jurisdiction; Waiver of Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles.  For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties:  (a) agree to submit to the exclusive jurisdiction of the federal or state courts located in DuPage County, Illinois; (b) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (c) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

6.9Construction.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.  The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings, offer letters, or letters of intent with regard to the subject matter contained herein between the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

[SIGNATURES FOLLOW ON NEXT PAGE]

[This agreement consists of 18 pages, including the signature page.]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

Lasse Petterson /s/ Lasse Petterson	GREAT LAKES DREDGE & DOCK CORPORATION By: /s/ Robert B. Uhler Name: Robert B. Uhler Title: Chairman of the Board

16539838.6

18